Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Cala Energy Corp. (formerly known as Xodtec LED, Inc). on Form S-8, File No. 333-169007, of our report dated May 20, 2014 for the years ended February 28, 2014 and 2013, appearing in the annual report on Form 10-K of Cala Energy Corp. for the year ended February 28, 2014.

May 29, 2014
/s/ Simon & Edwards, LLP